UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 15, 2008

SCM Microsystems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Oskar-Messter-Str. 13, Ismaning, Germany,		85737
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	+49 89 95 95 5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Base Salary Increase for Chief Executive Officer

On December 15, 2008, the Compensation Committee of the Board of Directors (the "Compensation Committee") of SCM Microsystems, Inc. (the "Company") approved an increase in the annual base salary of Felix Marx, chief executive officer of the Company, from €240,000 to €280,000, effective November 1, 2008.

Transaction Bonus for Chief Executive Officer

On December 15, 2008, the Compensation Committee approved a special cash bonus of $1.0 million for Mr. Marx, contingent upon the successful completion of the Company's previously announced acquisition of Hirsch Electronics Corp. ("Hirsch") and the continuation of Mr. Marx’s employment with the Company, subject to an existing employment contract at the time of each payment.

The cash bonus payments are due and payable according to the following schedule: one-third to be paid upon the date of closing of the Hirsch transaction; one-third to be paid on the date twelve months after the closing of the Hirsch transaction; and the remaining one-third to be paid on the date twenty-four months after the closing of the Hirsch transaction.

Increase in Board of Director Fees

On December 15, 2008, the Compensation Committee approved an increase in the cash compensation paid to the Company’s directors. Annual cash compensation was increased from $10,000 to $20,000 for all directors except for the chairman of the board, whose annual cash compensation was increased from $20,000 to $40,000. Additionally, directors will also receive a fee of $500 for attendance at telephonic board meetings lasting more than 60 minutes, whereas previously no fees had been paid for telephonic board meeting attendance.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc.

December 17, 2008	By:	/s/ Stephan Rohaly

Name: Stephan Rohaly
Title: Chief Financial Officer and Secretary